Exhibit 99.1

Press Release May 21, 2015
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Planned Paint Line and Galvalume® Capability Expansion

FORT WAYNE, INDIANA, May 21, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced plans to expand its offering of value-added flat roll steel products through the addition of painting and Galvalume capabilities at its Columbus, Mississippi steel mill.  The company plans to invest approximately $100 million and create 40 new jobs in order to add production capability of higher-margin pre-painted and Galvalume flat roll steel.

“This investment is a strategic step toward further diversification into higher-margin products for our Columbus Flat Roll Division,” said Mark D. Millett, Chief Executive Officer.  “The additional width capability and vacuum degassing equipment at the Columbus steel mill, enables us to further diversify our pre-painted product offerings by physical aspect and geography.  We already have two paint lines and the ability to produce Galvalume steel in Indiana.  However, the Columbus investment will allow us to produce double-wide steel, and sell into the southeastern markets, including Mexico.  We plan to sell surface-critical, appliance-grade steel, as well as construction related products, including those used in heating and air conditioning units, residential entry doors, and lighting fixtures.”

The most significant portion of the expansion will be the addition of a state-of-the-art continuous coil paint line with an annual coating capacity of 250,000 tons.  Operations are expected to begin during the first quarter of 2017, based on an 18 month project timeline, which includes permitting requirements.  The Columbus paint line will utilize an improved design similar to the company’s existing two lines located in Indiana.

“We have achieved significant success related to our existing pre-painted flat roll steel business,” stated Millett.  “Our customers recognize the quality of our products and the benefit of our shorter order-cycle, relative to competitor supply chains.  We are the only domestic steel company to have a contiguous paint line at a production location, offering painted steels directly to the consumer.  As a result of our supply chain efficiency, customers benefit from reduced logistic, administrative and inventory carrying costs.”

This growth project also includes the addition of equipment to an existing Columbus galvanizing line to enable production of Galvalume, or aluminum-zinc alloy coated flat roll steel.  The combination of aluminum and zinc significantly enhances corrosion performance and solar reflectivity, making it the material of choice for premium metal roofing used in construction.

“Additionally, we are appreciative and impressed by the support we received from the State and Local organizations of Mississippi,” said Millett.  “We are extremely grateful to Governor Phil Bryant for taking a personal interest in our project.  We also thank Mr. Joe Roberts and the staff of the Mississippi Development Authority, the Lowndes County Board of Supervisors and Industrial Development Authority, Appalachian Regional Commission, Mr. John Davis and the LINK Board, Mr. Joe Higgins and the staff of LINK, and the Tennessee Valley Authority.”

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500